Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Allan Drury
July 2, 2026	212-460-4111

Con Edison Elects New Board Member

Tali Farhadian Will Join the Company’s Board of Directors

Appointment Effective July 1, 2026

NEW YORK—Consolidated Edison, Inc. (“Con Edison”) (NYSE:ED) today announced that its Board of Directors elected Tali Farhadian to Con Edison’s Board of Directors, effective July 1, 2026. Ms. Farhadian is an accomplished lawyer and former prosecutor with deep legal and regulatory experience, as well as a civic advocate. She serves as a Trustee of the New York Public Library, and recently completed seven years of service on the Yale University Council. Effective September 8, 2026, she will become the Chief Executive Officer of the Museum of Jewish Heritage—A Living Memorial to the Holocaust.

Ms. Farhadian began her legal career clerking for Judge Merrick Garland at the U.S. Court of Appeals for the D.C. Circuit and U.S. Supreme Court Justice Sandra Day O’Connor. She served in the Office of the U.S. Attorney General, the U.S. Attorney’s Office for the Eastern District of New York, and as General Counsel of the King’s County District Attorney’s Office. She has also worked in private law practice, and has taught at New York University Law School and Columbia Law School. Ms. Farhadian is active in New York’s civic life through board work and advocacy, and she was a candidate for Manhattan District Attorney in 2021. She holds a bachelor’s degree and a law degree from Yale University, and a master’s degree from Oxford University where she was a Rhodes Scholar.

Consolidated Edison, Inc. is a holding company that provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., a regulated company primarily under the oversight of the Federal Energy Regulatory Commission, that develops and invests in electric transmission projects and owns interests in both electric and gas assets.

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